Exhibit 10.36

Execution Version

SEPARATION AGREEMENT AND RELEASE OF CLAIMS
This Separation Agreement and Release of Claims (this “Agreement”) is dated as of January 4, 2016, by and among B. Ben Baldanza (the “Executive”), and Spirit Airlines, Inc., a Delaware corporation (together with its affiliates, the “Company”)
WHEREAS, the Company and Executive are parties to an Amended and Restated Employment Agreement, dated as of January 8, 2014 (the “Employment Agreement”) pursuant to which Executive is currently employed by the Company as its Chief Executive Officer and President;
WHEREAS, the Company and Executive have agreed that Executive’s employment with the Company shall terminate effective as of January 4, 2016 (the “Effective Date”); and
WHEREAS, the Company and Executive are entering into this Agreement in order to set forth their entire agreement with respect to Executive’s termination of employment with and separation from the Company;
NOW THEREFORE, in consideration of the promises and mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company, intending to be legally bound, hereby agree as follows:

I.	Entire Agreement
Except as otherwise stated in this Agreement, this Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the Company and Executive with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Company and Executive relating to the termination of Executive’s employment with and separation from the Company and, as of the Effective Date, supersedes and extinguishes all other agreements, arrangements and understandings relating to the terms and conditions applicable to the termination of Executive’s employment, whether written, oral, express or implied, between or pertaining to the Company and Executive, including, without limitation, such provisions included in the Employment Agreement. Notwithstanding the foregoing, the post-employment restrictions in Sections 6, 7 and 8 of the Employment Agreement (collectively, the “Restrictive Covenants” and, individually, a “Restrictive Covenant”) shall continue to survive Executive’s termination of employment, and Executive hereby agrees to strictly comply with such restrictions. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Company and Executive specifically referencing the provision or right being so changed or modified or waived.

II.	Termination of Employment and Resignation from Positions
Executive’s employment by the Company and any and all titles, positions and appointments Executive holds with the Company or any of its Affiliates, whether as an officer,

                                                Exhibit 10.36

director, trustee or employee (including, without limitation, as the Company’s Chief Executive Officer, President and as a member of the Company’s board of directors) shall cease and Executive hereby resigns from all such positions as of the Effective Date. As of the Effective Date, Executive shall have no authority to act on behalf of the Company or any of its Affiliates, shall not hold himself out as having such authority, nor shall Executive enter into any agreement or incur any obligations on behalf of the Company or any Affiliates. Executive hereby agrees to promptly take all actions necessary to effectuate his resignation from all positions held with the Company and any Affiliates. Executive represents that, as required by Section 6 of the Employment Agreement, Executive has delivered to the Company all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information (as defined in the Employment Agreement), Work Product (as defined in the Employment Agreement) or the business of the Company or its Affiliates which Executive possessed or had under his control on the Effective Date. Executive also represents that he has returned all Company property in his possession, including security passes, keys, credit cards, identification cards and electronic devices; provided that the foregoing representation shall not cover Executive’s cell phone and tablet in the event he has elected to retain it as his own personal property upon agreeing to be personally responsible for all related expenses accruing after the Effective Date.

III.	Payments and Benefits
On the Effective Date, Executive’s salary, benefits and other entitlements from the Company in respect of services rendered to, or employment with, the Company or any of its Affiliates through and including the Effective Date will end. In accordance with the Employment Agreement and in consideration for Executive’s entering into this Agreement, including, without limitation, Executive’s agreement to provide transitional services pursuant to Section III.L below and Executive’s execution and delivery to the Company of the Release (as defined in Section III.J below), Executive shall be entitled to receive all of the payments and benefits described in the following provisions of this Section III, subject to Executive not revoking (or attempting to revoke) the Release before the expiration of the seven-day revocation period described therein (the “Release Date”). Executive acknowledges and agrees that he shall not be entitled to receive any payments or benefits with respect to or following his termination of employment with or separation from the Company other than those described in the following provisions of this Section III. Executive further acknowledges and agrees that certain of such any payments or benefits exceed the payments and benefits that Executive would have been entitled to receive had the Company not voluntarily entered into this Agreement.
A.Unpaid Base Salary. The Company shall pay to Executive, on the first regularly scheduled payroll date occurring after the Release Date, Executive’s accrued but unpaid base salary through the Effective Date (less applicable taxes).
B.2015 Bonus. The Company shall pay to Executive any cash bonus (less applicable taxes) to which Executive may be entitled to receive pursuant to the 2015 short-term incentive compensation plan previously adopted and approved for all Company officers by the Compensation Committee of the Company’s board of directors, such payment, if any, to be made

                                                Exhibit 10.36

on the same date as annual cash bonuses for 2015 are paid to other senior executives of the Company.
C.Severance Payments. The Company shall pay to Executive an aggregate severance payment of $1,000,000 (less applicable taxes), representing two (2) times the sum of Executive’s annual base salary as of the Effective Date. Such severance payment shall be payable in equal installments over a twenty-four (24) month period in accordance with the Company’s regular payroll practices, in effect as of the date of this Agreement, with the first installment payable on the first regularly scheduled payroll date occurring after the Release Date (it being understood that the first payment made following Executive’s execution and delivery of the Release will include all amounts that would have been paid following the Effective Date had Executive executed and delivered such Release on the Effective Date, but which were not yet paid). For the avoidance of doubt and notwithstanding anything to the contrary, Executive shall not be entitled to receive any other severance or separation pay under any other agreement, plan policy or arrangement, including, without limitation, pursuant to the Employment Agreement or the Company’s Executive Severance Plan dated January 1, 2007, as amended (the “Executive Severance Plan”).
D.Health Insurance Benefits. The Company shall (i) pay the premiums for Executive’s health benefit coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (ii) after Executive’s eligibility for COBRA benefits lapses, provide Executive, at the Company’s expense, with health insurance benefits reasonably consistent with the benefits Executive received from the Company as of the date of this Agreement for the period from when Executive’s eligibility for COBRA benefits lapses until Executive turns 65 years of age. Executive’s rights pursuant to this Paragraph D shall automatically cease and be of no further force and effect upon Executive’s acceptance of other employment which offers health insurance benefits reasonably consistent with the benefits Executive received from the Company as of the date of the Agreement.
E.Travel Benefits. The Company shall provide Executive (and Executive’s spouse and dependents) a lifetime travel pass during Executive’s life for Company’s flights, enabling Executive (and Executive’s spouse and dependents) to travel (free of charge) in any class of service that is available at the time of reservation; provided, however, that such travel pass shall automatically terminate if Executive, directly or indirectly, (i) owns, manages, controls, participate in, consults with, renders services for, or in any manner engages in any business competing with the business conducted by the Company or its subsidiaries at any time or (ii) engages in conduct that impairs or injures the reputation of, or harms, the Company.
F.Equity Treatment.
1.Executive currently has the unvested restricted stock units (“RSUs”) and the unvested shares of restricted stock described in Exhibit B attached hereto. Executive’s outstanding but unvested RSUs and shares of restricted stock that are scheduled to vest on or prior to December 31, 2016 shall not forfeit or be cancelled in connection with the termination of Executive’s employment but shall continue to remain outstanding after the Effective Date and vest on the dates that such RSUs or shares of restricted stock, as the case may be, would

                                                Exhibit 10.36

otherwise vest had Executive continued to remain employed by the Company; provided, however, that (a) such unvested RSUs and shares of restricted stock shall remain subject to the other terms and conditions currently applicable thereto and (b) in no event shall such RSUs or shares of restricted stock vest if Executive has breached or violated any of the Restrictive Covenants or the Release. All of Executive’s unvested RSUs and unvested shares of restricted stock that are scheduled to vest after December 31, 2016 shall automatically forfeit and be cancelled (without payment) on the Effective Date.
2.The Company shall issue to Executive the number of shares of common stock (if any) payable to Executive with respect to the performance share units (“PSUs”) granted to Executive on April 8, 2013 that vested on December 31, 2015, such payment to be made (i) in accordance with the Performance Share Award Grant Notice and Performance Share Award Agreement between the Company and Executive dated April 8, 2013 and (ii) on the same date as settlements are made with respect to PSUs held by other senior executives of the Company that vested on December 31, 2015.
3.Executive currently has the unvested PSUs described in Exhibit B attached hereto. All of Executive’s unvested PSUs (consisting of the 13,249 PSUs granted to Executive on March 4, 2014 and 9,918 PSUs granted to Executive on February 18, 2015) shall automatically forfeit and be cancelled (without payment) on the Effective Date.
G.Expense Reimbursement. The Company shall pay to Executive, in accordance with Section 3(e) of the Employment Agreement, any unpaid reimbursable business expenses incurred by Executive prior to the date of this Agreement.
H.No Duplication of Benefits, etc. For the avoidance of doubt and notwithstanding anything to the contrary, (i) the foregoing provisions of this Section III are not intended to result in any duplication of any payments or benefits to Executive, (ii) under no circumstances shall the Company be required to make or provide duplicate or corresponding payments or benefits to Executive under this Agreement, the Employment Agreement or any compensation or benefits plans, policies, programs, agreements or arrangements of the Company, including the Executive Severance Plan and (iii) Executive shall not be eligible to receive any incentive compensation or bonus payment for the 2016 fiscal year (including any prorated bonus) and any opportunity that Executive has to receive any incentive compensation or bonus payment shall cease immediately as of the Effective Date.
I.Full Satisfaction. Executive hereby acknowledges and agrees, except as otherwise expressly set forth in the foregoing provisions of this Section III, that Executive is not entitled to any compensation or benefits from the Company (including without limitation any salary, incentive compensation, bonus payments, severance, retirement, or equity-based compensation or benefits) whether under the Employment Agreement, any incentive plan, severance plan or policy or other plan, program or arrangement (including, the Executive Severance Plan) and, as of and after the Effective Date, except as otherwise expressly set forth in in the foregoing provisions of the Section III, Executive shall no longer participate in, accrue service credit or have contributions made on his behalf under any employee benefit plan

                                                Exhibit 10.36

sponsored by the Company, for and in respect of periods commencing on and following the Effective Date.
J.Release. Concurrently with the execution and delivery of this Agreement, Executive is executing and delivering to the Company a release of claims, dated the Effective Date, in the form attached to this Agreement as Exhibit A (the “Release”). Executive hereby acknowledges and agrees that certain of the payments and benefits described in the foregoing provisions of this Section III are contingent on Executive’s entering into the Release and not revoking (or attempting to revoke) such Release during the applicable seven-day revocation period set forth therein. If Executive revokes (or attempts to revoke) the Release during the period described in the immediately preceding sentence, this Agreement shall be void as of and following the date hereof and of no further effect. For the avoidance of doubt, if this Agreement becomes void in accordance with the preceding sentence, Executive’s employment and any positions or titles that he holds with the Company shall nonetheless terminate as of the Effective Date and Executive shall continue to be legally bound by the Restrictive Covenants.
K.Indemnification Rights. Nothing in this Agreement shall terminate or impair any indemnification rights of Executive under the Certificate of Incorporation or Bylaws of the Company, each as in effect on the date of this Agreement.
L.Transitional Services. Executive agrees, subject to the following provisions of this Section III.L, to cooperate with the Company so that the transition and transfer of duties, responsibilities and functions from himself to his successor as Chief Executive Officer and President are accomplished in a timely, smooth, seamless, efficient and effective manner. It is understood and agreed that Executive’s obligation to so cooperate shall commence on the Effective Date and continue until the first anniversary of the Effective Date (the “Transition Period”). During the Transition Period, Executive shall provide, as an independent contractor, consulting and advisory services as may be reasonably requested from time to time by the Company’s Chief Executive Officer or Chairman of the Board (the “Services”); provided, however, that Executive shall not be required to devote more than ten (10) hours per month with respect to the Services. Executive acknowledges and agrees that he shall not be entitled to any pay or other compensation with respect to his provision of any Services, but rather the Services will be provided by Executive in partial consideration for the Company’s entry into this Agreement. In the event Executive is requested to provide Services, the Company shall reimburse Executive for all reasonable travel and other business related out-of-pocket expenses incurred by Executive in performing such Services in accordance with the Company’s then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred). Executive and the Company acknowledge and agree that, for all purposes of this Section III.L and notwithstanding anything to the contrary, (i) Executive is an independent contractor (and not, and shall not hold himself out as, an employee) of the Company or its Affiliates, (ii) Executive shall not have any right to (and shall not purport to) act for, represent or otherwise bind the Company or its Affiliates in any manner, (iii) Executive shall not be entitled to participate in any employee benefit plans or programs of the Company or its Affiliates, (iv) Executive’s provision of the Services shall not entitle Executive to continue to vest in any equity or equity based awards except as set forth in

                                                Exhibit 10.36

paragraph 1 of Section III.F hereof and (v) any information provided to Executive during the Transition Period shall be treated as Confidential Information as set forth in Section 6 of the Employment Agreement and any analysis or information developed by Executive during the Transition Period shall be treated as “Work Product” under Section 7 of the Employment Agreement.
M.Section 16 Matters. On the Effective Date, Executive shall cease being a Section 16 officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”). Executive acknowledges, however, that he will continue to have obligations under Section 16 following the Effective Date as a result of his previous status as a Section 16 officer. The Company agrees to provide Executive with reasonable assistance in complying with his reporting requirements under Section 16 for a period of six months following the Effective Date.

IV.	Restrictive Covenants & Continuing Obligations.
The respective rights and obligations of Executive and the Company under the Restrictive Covenants shall survive the termination of Executive’s employment and shall be deemed incorporated into this Agreement as if fully set forth herein. Executive hereby acknowledges and agrees, notwithstanding anything to the contrary, that he will continue to be legally bound by the Restrictive Covenants, all of which shall remain in full force and effect in accordance with their terms. Executive hereby expressly acknowledges and agrees that the Noncompete Period (as defined in Section 8(b) of the Employment Agreement) shall continue for a period of twenty-four (24) months following the Effective Date.

V.	Miscellaneous
A.    Definitions. Capitalized terms used in this Agreement shall have the respective meanings set forth in this Agreement except as otherwise expressly provided herein or unless the context otherwise requires. For purposes of this Agreement:
1.    “Affiliates” means all Persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.
2.    “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.
B.    Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

                                                Exhibit 10.36

C.    Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Company may withhold from all amounts payable under this Agreement all federal, state or local taxes that are required to be withheld pursuant to any applicable laws and regulations.
D.    Headings. The Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
E.    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.
F.    Non-Admission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of Executive or on the part of the Company. The Company specifically denies that either the Company itself or any of its officers, employees, directors or Affiliates has any liability to, or that any of them has done any wrongful or discriminatory acts against, Executive or any other Person.
G.    Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties, stock, or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.
H.    Conflict with Other Agreements. In the event of any conflict between the provisions of this Agreement and the provisions of any other Company agreement, plan, policy, program or arrangement, whether entered into before, on or after the date of this Agreement (including, without limitation, the Employment Agreement and the Executive Severance Plan), the provisions of this Agreement shall govern and control.
I.    Severability. If any portion or provision of this Agreement shall to any extent be declared invalid, illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.

                                                Exhibit 10.36

J.    Notices. Any notice provided for in this Agreement shall be in writing and shall be effective when either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
B. Ben Baldanza
2318 N. Richmond
Arlington, VA 22207
Notices to the Company:
Spirit Airlines, Inc.
2800 Executive Way
Miramar, FL 33025
Facsimile: (954) 447-7967
Attention:    Board of Directors    General Counsel
With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Fax: (212) 492-0107
Attn: Robert Fleder
K.    Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida
L.    Arbitration. Except with respect to any dispute or claim under the Restrictive Covenants (which may be pursued in any court of competent jurisdiction as specified below and with respect to which each party shall bear the cost of its own attorneys’ fees and expenses except as otherwise required by applicable law), each party hereto agrees that the arbitration procedure set forth in Exhibit C hereto shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement, whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement. The parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties hereto. Nothing in this Paragraph L shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in Exhibit C hereto) or prohibit the Company from instituting litigation to enforce any Restrictive Covenant. Nothing in this Paragraph L or elsewhere shall entitle Executive to initiate arbitration or litigation with respect to any claim, dispute, controversy, action, cause of action, demand or other matter mentioned in or covered by the Release or to otherwise take, directly or indirectly, any action inconsistent with the Release.

                                                Exhibit 10.36

Each party hereto hereby irrevocably submits to the jurisdiction of any United States District Court or state court of competent jurisdiction sitting in Fort Lauderdale, Florida, and agrees that such court shall be the exclusive forum with respect to any dispute or claim under the Restrictive Covenants and for the enforcement of any Final Determination. Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum. Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing a Final Determination.
M.    Waiver of Jury Trial. EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
N.    Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A and this Agreement shall be interpreted to either exempt payments therefrom or to be compliant therewith. Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” (as defined in Section 409A) or, if earlier, Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. Each payment shall constitute a separate payment for purposes of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A and shall only be paid on a “separation from service” within the meaning of Section 409A. To the extent that any reimbursements under this Agreement are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable consistent with Company practice following Executive’s appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements under this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive

                                                Exhibit 10.36

receives in any other taxable year. In addition, any reimbursements for COBRA coverage premiums described in this Agreement shall be paid to Executive as promptly as practicable, and in all events on or before the last day of the third taxable year following the taxable year of the Company in which the Termination Date occurred. For the avoidance of doubt, Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for his account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its subsidiaries shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.
O.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.
P.    Interpretation. No provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

Exhibit 10.36

Execution Version

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date hereof.
SPIRIT AIRLINES, INC.
By: /s/ H. McIntyre Gardner
H. McIntyre Gardner
Chairman of the Board
/s/ B. Ben Baldanza
B. Ben Baldanza

1

                                                Exhibit 10.36

EXHIBIT A
GENERAL RELEASE
I, B. Ben Baldanza, in consideration of the covenants and agreements of Spirit Airlines, Inc., a Delaware corporation (together with its affiliates, the “Company”), set forth in the Separation Agreement and Release, dated as of January 4, 2016 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its direct or indirect owners and Affiliates, as defined in the Agreement, (collectively, the “Released Parties”) to the extent provided below.
1.I understand that certain of the payments or benefits paid, granted or provided to me under Section III of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section III of the Agreement unless I execute this General Release and do not revoke (or attempt to revoke) this General Release within the time period permitted hereafter or breach this General Release.
2.Except as provided in paragraph 5 below, I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or the state or local counterparts of any of the foregoing; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). For the avoidance of doubt, nothing in the Agreement shall terminate or impair my (i) rights (if any) to indemnification under the Certificate of Incorporation or Bylaws of the Company, or any

                                                Exhibit 10.36

indemnification agreements I have with the Company (provided however that I will not be entitled to indemnification for any action, claim or proceeding that I initiate against the Company or any Released Party unless approved in advance by the Board), or (ii) access to director and officer insurance policies that are applicable to the Company’s officers and directors, in accordance with the terms of such policies as in effect from time to time.
3.I agree not to make (directly or indirectly) any statement, in any form (including, without limitation, statements made via the internet), that defames, disparages or ridicules the reputation, business practices, services, policies or actions of the Company or any other Released Party or any of their respective employees, directors or officers. I acknowledge and agree that the foregoing prohibition extends to statements, written or verbal, made to anyone, including the news media, investors, industry analysts, competitors, vendors and employees. However, I understand that the foregoing prohibition does not apply to statutorily privileged statements made by me to governmental or law enforcement agencies or to the extent required by law.
4.I promise never to file a lawsuit of any kind with any court or arbitrator against the Company or any other Released Party, asserting any claim, demand, cause of action or other matter covered by paragraph 2 above. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.
5.I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
6.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company or any other Released Party, or in the event I should seek to recover against the Company or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 hereof as of the execution of this General Release.

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7.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct. I further agree that nothing in this General Release, the Agreement or elsewhere shall in any manner limit, impair or otherwise adversely affect the validity or enforceability of the General Release executed by me dated January 8, 2014, which I hereby ratify and confirm in all respects.
8.I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release or the 2014 General Release referred to in paragraph 6 above. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.
9.I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.
10.Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.
11.I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me for reasonable travel expenses, including lodging and meals, upon my submission of receipts, and for my time in the event of any unusual or lengthy required period of cooperation.
12.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company of any of its obligations under the Agreement or any rights which I may have as a shareholder of the Company.

                                                Exhibit 10.36

13.Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;
2.I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
3.I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
4.I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND HAVE DONE SO, OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
5.I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM TO CONSIDER IT, AND ANY CHANGES MADE SINCE SUCH DATE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;
6.ANY CHANGES TO THE AGREEMENT SINCE THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST;
7.I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
8.I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

                                                Exhibit 10.36

9.I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: _____________,______	________________________________
B. Ben Baldanza

                                                Exhibit 10.36

EXHIBIT B

A.    Unvested Restricted Stock Units

Grant Date        No. of Shares        Vest Date

Feb 21, 2012        10,625            Feb 21, 2016
Apr 8, 2013        6,569            Apr 8, 2016
Apr 8, 2013        6,569            Apr 8, 2017 *
Jan 10, 2014        7,975            Jan 10, 2016
Jan 10, 2014        15,951            Jan 10, 2017 *
Jan 10, 2014        15,951            Jan 10, 2018 *
Mar 4, 2014        3,312            Mar 4, 2016
Mar 4, 2014        3,312            Mar 4, 2017 *
Mar 4, 2014        3,312            Mar 4, 2018 *

B.    Unvested Restricted Stock

Grant Date        No. of Shares        Vest Date

Feb 18, 2015        2,480            Feb 18, 2016
Feb 18, 2015        2,480            Feb 18, 2017 *
Feb 18, 2015        2,480            Feb 18, 2018 *
Feb 18, 2015        2,480            Feb 18, 2019 *

C.    Unvested Performance Share Units

Grant Date        No. of Shares        Vest Date

Mar 4, 2014        13,249            Dec 31, 2016 *
Feb 18, 2015        9,918            Dec 31, 2017 *

*    To forfeit and cancel (without payment) on the Effective Date.

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                                                Exhibit 10.36

EXHIBIT C
EXHIBIT C
ARBITRATION PROCEDURE
1.Notice of Claim. A party asserting a Claim (the “Claimant”) shall deliver written notice to each party against whom the Claim is asserted (collectively, the “Opposing Party”), with a copy to the persons required to receive copies of notices under the Agreement (the “Additional Notice Parties”), specifying the nature of the Claim and requesting a meeting to resolve same. The Additional Notice Parties shall be given reasonable notice of and invited and permitted to attend any such meeting. If no resolution is reached within 10 business days after delivery of such notice, the Claimant or the Opposing Party may, within 45 days after giving such notice, invoke the arbitration procedure provided herein by delivering to each Opposing Party and the Additional Notice Parties a Notice of Arbitration, which shall specify the Claim as to which arbitration is sought, the nature of the Claim, the basis for the Claim, and the nature and amount of any damages or other compensation or relief sought (a “Notice of Arbitration”). Each party agrees that no punitive damages may be sought or recovered in any arbitration, judicial proceeding or otherwise. Failure to file a Notice of Arbitration within 45 days shall constitute a waiver of any right to relief for the matters asserted in the notice of claim. Any Claim shall be forever barred, and no relief may be sought therefor, if written notice of such Claim is not made as provided above within one year of the date such claim accrues.

2.Selection of Arbitrator. Within 20 business days after receipt of the Notice of Arbitration, Executive and the Board shall meet and attempt to agree on an arbitrator to hear and decide the Claim. If Executive and the Board cannot agree on an arbitrator within ten business days, then they shall request the American Arbitration Association (the “AAA”) to appoint an arbitrator experienced in the area of dispute who does not have an ongoing business relationship with any of the parties to the dispute. If the arbitrator selected informs the parties he cannot hear and resolve the Claim within the time-frame specified below, Executive and the Board shall request the appointment of another arbitrator by the AAA subject to the same requirements.

3.Arbitration Procedure. The following procedures shall govern the conduct of any arbitration under this section. All procedural matters relating to the conduct of the arbitration other than those specified below shall be discussed among counsel for the parties and the arbitrator. Subject to any agreement of the parties, the arbitrator shall determine all procedural matters not specified herein.

(a)Within 30 days after the delivery of a Notice of Arbitration, each party shall afford the other, or its counsel, with reasonable access to documents relating directly to the issues raised in the Notice of Arbitration. All documents produced and all copies thereof shall be maintained as strictly confidential, shall be used for no purpose other than the

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                                                Exhibit 10.36

arbitration hereunder, and shall be returned to the producing party upon completion of the arbitration. There shall be no other discovery except that, if a reasonable need is shown, limited depositions may be allowed in the discretion of the arbitrator, it being the expressed intention and agreement of each party to have the arbitration proceedings conducted and resolved as expeditiously, economically and fairly as reasonably practicable, and with the maximum degree of confidentiality.

(b)All written communications regarding the proceeding sent to the arbitrator shall be sent simultaneously to each party or its counsel, with a copy to the Additional Notice Parties. Oral communications between any of the parties or their counsel and the arbitrator shall be conducted only when all parties or their counsel are present and participating in the conversation.

(c)Within 20 days after selection of the arbitrator, the Claimant shall submit to the arbitrator a copy of the Notice of Arbitration, along with a supporting memorandum and any exhibits or other documents supporting the Claim.

(d)Within 20 days after receipt of the Claimant’s submission, the Opposing Party shall submit to the arbitrator a memorandum supporting its position and any exhibits or other supporting documents. If the Opposing Party fails to respond to any of the issues raised by the Claimant within 20 days of receipt of the Claimant’s submission, then the arbitrator may find for the Claimant on any such issue and bar any subsequent consideration of the matter.

(e)Within 20 days after receipt of the Opposing Party’s response, the Claimant may submit to the arbitrator a reply to the Opposing Party’s response, or notification that no reply is forthcoming.

(f)Within 10 days after the last submission as provided above, the arbitrator shall notify the parties and the Additional Notice Parties of the date of the hearing on the issues raised by the Claim. Scheduling of the hearing shall be within the sole discretion of the arbitrator, but in no event more than 30 days after the last submission by the parties, and shall take place within 50 miles of the corporate headquarters of the Company at a place selected by the arbitrator or such other place as is mutually agreed. Both parties shall be granted substantially equal time to present evidence at the hearing. The hearing shall not exceed one business day, except for good cause shown.

(g)Within 30 days after the conclusion of the hearing, the arbitrator shall issue a written decision to be delivered to both parties and the Additional Notice Parties (the “Final Determination”). The Final Determination shall address each issue disputed by the parties, state the arbitrator’s findings and reasons therefor, and state the nature and amount of any damages, compensation or other relief awarded.

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                                                Exhibit 10.36

(h)The award rendered by the arbitrator shall be final and non-appealable, except as otherwise provided under the Florida Uniform Arbitration Act, and judgment may be entered upon it in accordance with applicable law in such court as has jurisdiction thereof.

4.Costs of Arbitration. As part of the Final Determination, the arbitrator shall require that the costs and expenses of the arbitration, including the arbitrator’s fee and both parties’ attorneys’ fees and expenses, be borne and paid by the party that did not, in the arbitrator’s judgment, prevail in the arbitration. In the event that any relief which is awarded is non-monetary, then such costs and expenses shall be allocated in any manner as may be determined by the arbitrators.

5.Satisfaction of Award. If any party fails to pay the amount of the award, if any, assessed against it within 30 days after the delivery to such party of the Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) prime lending rate announced by Citibank N.A. plus three hundred basis points and (ii) the maximum rate permitted by applicable usury laws. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including attorneys’ fees) reasonably incurred in seeking to collect such award or to enforce any Final Determination.

6.Confidentiality of Proceedings. The parties hereto agree that all of the arbitration proceedings provided for herein, including any notice of claim, the Notice of Arbitration, the submissions of the parties, and the Final Determination issued by the arbitrator, shall be confidential and shall not be disclosed at any time to any person other than the parties, their representatives, the arbitrator and the Additional Notice Parties; provided, however, that this provision shall not prevent the party prevailing in the arbitration from submitting the Final Determination to a court for the purpose of enforcing the award, subject to comparable confidentiality protections if the court agrees; and further provided that the foregoing shall not prohibit disclosure to the minimum extent reasonably necessary to comply with (i) applicable law (or requirement having the force of law), court order, judgment or decree, including, without limitation, disclosures which may be required pursuant to applicable securities laws, and (ii) the terms of contractual arrangements (such as financing arrangements) to which the Company or any Additional Notice Party may be subject so long as such contractual arrangements were not entered into for the primary purpose of permitting disclosure which would otherwise be prohibited hereunder.

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